AMENDMENT NO. 27

TO AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

AMENDMENT NO. 27 to the Amended and Restated Expense Limitation Agreement, dated as of May 1, 2017, by and between MetLife Advisers, LLC (the “Manager”) and Met Investors Series Trust (the “Trust”).

The Manager and the Trust hereby agree to modify and amend the Amended and Restated Expense Limitation Agreement effective as of October 9, 2001 (the “Agreement”) between Met Investors Advisory Corp. (now known as MetLife Advisers, LLC) and the Trust, as amended on May 1, 2002, May 1, 2003, April 30, 2004, November 3, 2004, May 1, 2005, September 30, 2005, November 1, 2005, December 16, 2005, May 1, 2006, November 1, 2006, May 1, 2007, November 1, 2007, April 28, 2008, May 1, 2009, April 30, 2010, May 1, 2011, October 1, 2011, April 30, 2012, November 2, 2012, April 29, 2013, April 8, 2014, April 28, 2014, May 1, 2015 and May 1, 2016.

1.    Schedule A. Schedule A to the Agreement, as amended, which sets forth the Portfolios of the Trust, is hereby replaced in its entirety by Amendment No. 27 to Schedule A attached hereto.

2.    Term and Termination of Agreement. The Term and Termination provisions of this Agreement are amended as follows:

This Agreement shall continue in effect until April 30, 2018 with respect to the Portfolios set forth in Amendment No. 27 to Schedule A. The Agreement shall thereafter continue in effect with respect to each existing Portfolio from year to year provided such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not “interested persons” of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement (the “Independent Trustees”). Nevertheless, this Agreement may be terminated by either party hereto, without payment of any penalty, upon ninety (90) days’ prior written notice to the other party at its principal place of business; provided that, in case of termination by the Trust, such action shall be authorized by resolution of a majority of the Independent Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

In WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 27 as of the date first above set forth.

MET INVESTORS SERIES TRUST		METLIFE ADVISERS, LLC
ON BEHALF OF EACH OF
ITS PORTFOLIOS

By:	/s/ Peter H. Duffy	By:	/s/ Kristi Slavin
Name:	Peter H. Duffy	Name:	Kristi Slavin
Title:	Chief Financial Officer and Treasurer	Title:	President

AMENDMENT NO. 27

SCHEDULE A

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Portfolios of the Trust:

Name of Portfolio	Maximum Annual Operating Expense Limit
Allianz Global Investors Dynamic Multi-Asset Plus Portfolio	0.95%
MetLife Asset Allocation 20	0.10%
PanAgora Global Diversified Risk Portfolio	1.05%